UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST REPORTED EVENT – OCTOBER 2, 2006

XL GENERATION INTERNATIONAL INC.
(Exact name of Registrant as specified in its charter)

NEVADA	000-31165	20-0909393
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

Sumpfstrasse 32
6304 Zug, Switzerland
(Address of principal executive offices)

4141 723 1090
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01: Other Events.

Claims Regarding WKF/5 Ltd

On October 2, 2006, XL Generation AG, a wholly-owned subsidiary of XL Generation International Inc. (the “Company”), received an Notice of Termination of License (“Notice”) from WKF/5 Ltd, a company registered In Malta. The Notice states that WKF/5 Ltd is the subject of an acquisition agreement with Consortium Terenvi, whose shareholders are said to include Terenvi, the European distributor of XL Generation AG, Polyprod Inc., a Canadian company with whom XL Generation AG has an exclusive manufacturing agreement and WKF/5 Ltd.

Under a License Agreement dated January 1, 2005, XL Generation AG acquired from WKF/5 Ltd the exclusive right to produce and market certain artificial turf products worldwide (the “License”). This Notice claims that WKF/5 Ltd has the right to terminate the License, and claims the alleged insolvency of XL Generation AG as the cause of such right of termination.

The Company believes the Notice lacks legal merit, constitutes a breach of contract and tortious interference with third party relations, and is an ineffective attempt by the parties involved to regain control of the Company or, in the alternative, to gain control of the exclusive right to produce and market certain artificial turf products under a worldwide license. WKF/5 Ltd was until recently controlled by a Trust whose principal beneficiary was the Company’s former President and Chief Executive Officer, Mr. Alain Lemieux. As a point of fact, neither the Company nor its subsidiary XL Generation AG is subject to insolvency proceedings.

The Company is currently exploring all available legal remedies in respect of this Notice, including possible legal actions against WKF/5 Ltd, Polyprod Inc., Terenvi and Mr. Lemieux.

Bankruptcy Proceedings Regarding Polyprod Inc.

On October 11, 2006, legal proceedings were undertaken by a wholly owned subsidiary of the Company, XL Generation AG, and an entity affiliated with the Company, XL Generation Canada Inc., in the Superior Court of the City of Montreal, Canada, against Polyprod Inc. These entities filed a bankruptcy claim against Polyprod Inc., and requested the placement of all of Polyprod Inc.’s assets under receivership. Judgement was entered in favor of XL Generation Canada Inc. and XL Generation AG, and an interim receivership has been granted against Polyprod Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XL GENERATION INTERNATIONAL INC.

Dated: October 16, 2006	By:	/s/ Claude Pellerin
Name: Claude Pellerin Title: Director